                                                                    EXHIBIT 99.1


                    COMMERCIAL NATIONAL FINANCIAL CORPORATION
                             SECOND QUARTER EARNINGS


Ithaca, Michigan, July 28, 2003 --



         Jeffrey S. Barker, President and CEO of Commercial Bank and Commercial National Financial Corporation announced that net income for the quarter ending June 30, 2003 totaled $2,400 compared to $678,000 for the quarter ending June 30, 2002.

         This dramatic decline in earnings is primarily due to a $1,230,000 provision for possible loan loss. The problem loans are concentrated in the manufacturing sector and we believe that our risks are isolated within two relationships. The remainder of the loan portfolio continues to perform well.

         Had the provision for loan loss remained at last years level, second quarter net income would have been $724,000 compared to $678,000 last year, an increase of 6.8%.

         The company's capital was unaffected by this charge and remains very strong at 10.1%. The second quarter dividend of 14 cents per share was paid July 1, 2003 and represents an annualized yield of 4.5%.

         Commercial Bank operates full service banking offices in Alma, Greenville, Ithaca, Middleton, Mt. Pleasant, Pompeii and St. Louis.



Contact:
Dan Raleigh
Vice President
989-875-5504